Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-185396-01) of ECA Marcellus Trust I of our report dated March 22, 2024, with respect to the financial statements of ECA Marcellus Trust I, included in this Annual Report (Form 10-K) for the year ended December 31, 2023.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

March 22, 2024